Exhibit 10.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of this 5th day of September, 2011, between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Licensor”), and LIGAND PHARMACEUTICALS, INCORPORATED, a Delaware corporation (“Licensee”).

RECITALS:

A. Licensor is the owner of that certain real property located at 3565 General Atomics Court, San Diego, California (the “Property”).

B. Licensee is concurrently herewith entering into a lease agreement with an affiliate of Licensor, ARE-SD Region No. 24, LLC, a Delaware limited liability company (“Affiliate”), for certain premises at the property commonly known as 11119 North Torrey Pines, San Diego, California (the “Lease”).

C. During the construction of the Tenant Improvements (as defined in the Lease), Licensee desires to have a license to use a portion of the Property, consisting of approximately 21,800 rentable square feet, as more particularly described on Exhibit A attached hereto (the “Licensed Premises”). Licensor is willing to permit Licensee to use the Licensed Premises subject to the terms and conditions set forth herein.

D. Licensee and Licensor wish to confirm the terms and conditions upon which Licensee may use the Licensed Premises.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor agree as follows:

1. Grant of License. Licensor hereby grants to Licensee a revocable license (the “License”) to enter and use the Licensed Premises for the use described below commencing on the Commencement Date. As used herein, the “Commencement Date” shall be the date that Licensor delivers the Licensed Premises to Licensee and which date, subject to the condition precedent that Licensor and the existing tenant of the Licensed Premises enter into a lease termination agreement acceptable to Licensor and such existing tenant in their respective sole discretion and such existing tenant vacating the Licensed Premises pursuant to the terms of such termination agreement, is targeted to be on or about January 1, 2012. The term (the “Term”) of the License granted pursuant to this Section 1 shall commence on the Commencement Date, and shall expire on the earliest to occur of (i) Substantial Completion of the Tenant Improvements (as defined in the Lease), (ii) September 30, 2012 but which date shall be extended 1 day for each day of Landlord Delay (as defined in the Lease), (iii) the termination of the Lease, or (iv) the termination of this Agreement for Cause (as defined in Section 9). Licensee shall accept the Licensed Premises on an “as is” basis and in its condition as of the Commencement Date, and Licensor is hereby expressly relieved and released from any duty or obligation to make any improvements or alterations to the Licensed Premises prior to or after the Commencement Date of the Term. Prior to the Commencement Date, Licensor and Licensee shall reasonably cooperate to provide Licensee with access to the Premises to conduct a non-invasive environmental inspection, provided such inspection does not interfere with the existing tenant.

In the event that Licensor fails to timely deliver the Licensed Premises because of the failure to obtain a lease termination agreement from the existing tenant or for any other reason (other than as result of Force Majeure (as defined in the Lease)), Licensee may holdover in the premises Licensee currently occupies under that certain lease agreement between HCP TPSP, LLC and Licensee dated July 31, 2009 (“Licensee’s Existing Lease”). In such event, Licensor shall reimburse Licensee for the Holdover Premium actually required to be paid by Licensee pursuant to the Licensee’s Existing Lease until

Licensor delivers the Licensed Premises. As used herein, the “Holdover Premium” shall mean the amount of $21,567.90 per month for the first 3 months and thereafter $53,919.74 per month, which is the penalty amount payable by Licensee over and above the amount of rent that is otherwise payable by Licensee each month during the last year of the term under Licensee’s Existing Lease in order for Licensee to hold over in their current space. Licensee represents and warrants to Licensor that the Holdover Premium shall be due and payable by Licensee under Licensee’s Existing Lease if Licensee holds over. If Licensee agrees to any amendments or modifications to Licensee’s Existing Lease which in any way increases or results in an increase in the Holdover Premium, Licensee shall be solely responsible for paying the increased portion of such Holdover Premium.

The license granted to Licensee pursuant to this Agreement includes Licensee’s use of the portions of the Property and the portions of the project in which the Property is located (“Project”) which Licensor designates are for the non-exclusive use of tenants of the Project.

2. Waiver of Liability and Indemnification. Licensee warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Property under this license. Licensee waives any claim it may have against Licensor arising out of the use of this license or the Licensed Premises, and releases and exculpates Licensor from any liability in connection with Licensee’s use of the license or the Licensed Premises. Subject to the waivers in the final paragraph of Section 3, Licensee hereby agrees to indemnify, defend, and hold harmless Licensor from any claim of damage to property or injury to person arising from Licensee’s use of this license or the Licensed Premises or a breach or default by Licensee in the performance of any of its obligations or agreements hereunder, unless caused solely by the willful misconduct or gross negligence of Licensor. The provisions of this Section 2 shall survive the expiration or earlier termination of this Agreement. Neither Licensor nor Licensee shall be liable for any consequential damages in connection with this Agreement or the License granted hereby, except that Licensee may be liable for consequential damages in connection with Licensee’s holding over in the Licensed Premises.

3. Insurance. Licensee, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Licensed Premises by Licensee at Licensee’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Licensed Premises. The foregoing limit may be met with a combination of primary and excess insurance policies. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Licensor, its officers, directors, employees, managers, agents, invitees and contractors as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Licensor from the insurer; shall contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Licensor (any policy issued to Licensor providing duplicate or similar coverage shall be deemed excess over Licensee’s policies). Certificates of insurance showing the limits of coverage required hereunder and showing Licensor as an additional insured, shall be delivered to Licensor by Licensee prior to the Commencement Date and upon each renewal of said insurance. Licensee’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Licensee shall, at least 5 days prior to the expiration of such policies, furnish Licensor with renewal certificates

The property insurance obtained by Licensee and any property insurance maintained by Licensor with respect to the Licensed Premises shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Licensor or Licensee, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be

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liable to the other for loss or damage caused by any risk insured against under such property insurance, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Licensor and its respective Related Parties shall not be liable for, and Licensee hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Licensee or any person claiming through Licensee resulting from any accident or occurrence in or upon the Licensed Premises or the Property from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Licensor or Licensee shall be deemed not released but shall be secondary to the other’s insurer.

4. Use. Licensee’s use of the Licensed Premises is strictly limited to use as a research and development laboratory, related office and other related uses consistent with the character of the Property. Licensee shall not make any alterations, additions, or improvements to the Licensed Premises of any kind whatsoever. The Licensed Premises shall be used in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Property (“Legal Requirements”). Licensee shall be responsible for obtaining and paying for its own janitorial services for the Licensed Premises.

Upon the expiration of the Term or earlier termination of Licensee’s right of possession, Licensee shall surrender the Licensed Premises to Licensor in the same condition as received, broom clean, ordinary wear and tear and excepted. Any property of Licensee not removed by Licensee at the expiration or earlier termination of the Term as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Licensor at Licensee’s expense, and Licensee waives all claims against Licensor for any damages resulting from Licensor’s retention and/or disposition of such property.

Upon 48 hours prior written notice to Tenant (except in the case of an emergency), Licensor hereby reserves the right to enter the Licensed Premises at all reasonable times for any purpose Licensor deems to be necessary or appropriate in connection with the maintenance, repair, operation, sale or leasing of the Property.

5. Parking. Subject to all matters of record, force majeure, a taking and the exercise by Licensor of its rights hereunder, Licensee shall provide for the non-exclusive use by Licensee’s employees, contractors and visitors, in those areas designated for non-reserved parking, 35 stalls in those areas designated for non-reserved parking, throughout the Term at no additional cost to Licensee, subject in each case to Licensor’s rules and regulations for the Property. Licensor may allocate designated parking spaces among Licensee and tenants and other licensees of the Property as described above if Licensor determines that such parking facilities are becoming crowded. Licensor shall not be responsible for enforcing Licensee’s parking rights against any third parties, including tenants or other licensees of the Property.

6. Hazardous Materials. Licensee shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Licensed Premises or the Property in violation of applicable Legal Requirements (as defined below). The term “Hazardous Materials” shall mean any flammable material, explosives, radioactive materials, petroleum products, hazardous or toxic substances, or any waste or related materials, including without limitation anything included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, or “toxic substances” under any applicable federal, state or local law or regulation. If Licensee or any Related Party (as defined below) in any way causes or permits contamination of the Licensed Premises or the Property with Hazardous Materials, Licensee shall notify Licensor, and Licensor may terminate the license immediately. Licensee agrees that all of the provisions of Sections 28 and 30 of the Lease are incorporated into this Agreement and Licensee agrees to comply with the same with respect to the Licensed Premises (as though it were the Premises). Licensee hereby indemnifies Licensor, and agrees to defend and hold Licensor harmless, from and against all claims of any type arising from or in connection with contamination of the Licensed Premises or the Property by Hazardous Materials caused by Licensee or any Related Party or by Licensee’s use of this license.

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The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

7. Operating Expenses. Commencing on the Commencement Date, and continuing thereafter on the first day of each month of the Term, Licensee shall pay to Licensor an amount equal to 1/12 of Licensee’s Share of Licensor’s written estimate of Operating Expenses for the Property and the Project for each calendar year during the Term but calculated as though the Licensed Premises contained 12,776 rentable square feet. Licensee’s Share of Operating Expenses for the Property is 29.30% and Licensee’ Share of Operating Expenses for the Project is 6.09%; provided, however that the same are subject to adjustment by Licensor based on renovations at the Project being undertaken by Licensor. Payments for any fractional calendar month shall be prorated. The term “Operating Expenses” means all costs and expenses, including but not limited to utilities, common area expenses, administration rent, taxes and insurance, reasonably determined by Licensor, in accordance with Licensor’s normal practice, to be properly allocable to occupants of the Property. Notwithstanding the foregoing, Licensee shall be responsible for 100% of the costs of all utilities furnished or provided to the Licensed Premises and/or Licensee. Licensee shall be responsible for obtaining and paying for its own janitorial services for the Licensed Premises.

Promptly after the expiration or earlier termination of this Agreement, Licensor shall furnish to Licensee a statement (a “Reconciliation Statement”) showing in reasonable detail: (a) the total and Licensee’s Share of actual Operating Expenses for the Property and the Project for the Term of this Agreement, and (b) the total of Licensee’s payments in respect of Operating Expenses for the Property and the Project for Term of this Agreement. If Licensee’s Share of actual Operating Expenses exceeds Licensee’s payments of Operating Expenses, the excess shall be due and payable by Licensee within 30 days after delivery of such Reconciliation Statement to Licensee. If Licensee’s payments of Operating Expenses exceed Licensee’s Share of actual Operating Expenses, Licensor shall pay such excess amount to Licensee within 30 days after delivery of such Reconciliation Statement, except that after the expiration, or earlier termination of the Term, Licensor shall pay the excess to Licensee after deducting all other amounts due Licensor under this Agreement.

All payments required to be made to Licensor pursuant to this Agreement shall be made without demand, abatement, deduction or set-off in lawful money of the United States of America and remitted to Licensor at the address set forth below (as the same may be changed from time to time by Licensor upon written notice from Licensor to Licensee):

P.O. Box 975383

Dallas, TX 75397-5383

8. License Fee. If Substantial Completion of the Tenant Improvements (as defined in the Lease) has not occurred by July 1, 2012 (as such date may be extended solely as a result of Landlord Delays (as defined in the Lease), the “License Fee Commencement Date”), Licensee shall, commencing on the License Fee Commencement Date and on or before the first day of each month thereafter during the Term, pay a license fee (“License Fee”) to Licensor for the Licensed Premises in the amount of $2.75 per rentable square foot per month for the Licensed Premises but calculated as though the Licensed Premises contained 12,776 rentable square feet. Payments of the License Fee for any fractional calendar month shall be prorated. Licensee shall be required to pay the License Fee provided for herein in addition to paying Operating Expenses.

9. Termination. “Cause” for termination of this Agreement shall exist if (i) the payment of any amount due under this Agreement to Licensor is not made when due; provided, however, that Licensor will give Licensee notice and an opportunity to cure any failure to pay any such amounts due under this Agreement within 3 business days of any such notice up to two times during the Term without such failure

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to pay being considered “Cause” for termination; (ii) the Lease terminates for any reason, or (iii) Licensee fails to comply with any of the terms or provisions of this Agreement (other than the provisions requiring the payment of fees or other sums), and fails to cure such default within 10 business days after the date of receipt of written notice of default from Licensor; provided that if the nature of Licensee’s default is such that it cannot be cured by the payment of money and reasonably requires more than 10 business days to cure, then “Cause” for termination shall not exist if Licensee commences such cure within said 10 business day period and thereafter diligently prosecutes the same to completion but in all events within 90 days.

10. Holdover. If Licensee remains in possession of the Licensed Premises after the expiration or earlier termination of the Term, Licensee shall become a tenant at sufferance upon the terms of this License and shall be required to pay a monthly fee equal to 150% of the License Fee and Operating Expenses. Licensee shall be responsible for all damages suffered by Licensor resulting from or occasioned by Licensee’s holding over, including consequential damages.

11. Limitation on Licensor’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE TO THE CONTRARY: (A) LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR (AND LICENSEE AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: LICENSEE’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE LICENSED PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LICENSOR FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE LICENSED PREMISES OR ARISING IN ANY WAY UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LICENSOR HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LICENSOR’S INTEREST IN THE PROPERTY OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LICENSOR’S INTEREST IN THE PROPERTY OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LICENSOR IN CONNECTION WITH THIS AGREEMENT NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LICENSOR OR ANY OF LICENSOR’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LICENSOR OR ANY OF LICENSOR’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO LICENSEE’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

12. Assignment. Licensee may not assign or otherwise transfer all or any part of its interest in this Agreement or in the Licensed Premises without the prior written consent of Licensor, which consent shall be granted or withheld in Licensor’s sole and absolute discretion.

13. Governing Jurisdiction. This Agreement shall be construed under and in accordance with the laws of the State of California.

14. Notice. Any notice required to be given under this Agreement may be personally delivered to a party, or may be sent by overnight courier service (e.g., Federal Express), or by facsimile transmission with a confirming copy sent by overnight courier service, to either party addressed as follows:

To Licensee:	3565 General Atomics Court
San Diego, California 92121
Attn: General Counsel

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To Licensor:	c/o Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard, Suite 299
Pasadena, CA 91101
Attn: Corporate Secretary
Re: 3565 General Atomics Court

15. OFAC. Licensee, and all beneficial owners of Licensee, are currently (a) in compliance with and shall at all times during the Term of this License remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

16. Miscellaneous. Any modification of this Agreement must be in writing signed by both Licensor and Licensee. If any provision of this Agreement is made unenforceable, such shall not affect the enforceability of any other provision. If any action is brought by either party against the other, the prevailing party shall be entitled to recover reasonable attorney’s fees. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the respective parties. This Agreement may be signed in counterparts.

17. Brokers. Licensor and Licensee each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Studley. Licensor and Licensee each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 17, claiming a commission or other form of compensation by virtue of having dealt with Licensor and Licensee, as applicable, with regard to this leasing transaction.

18. Asbestos.

a.	Notification of Asbestos. Licensor hereby notifies Licensee of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Property in the locations identified in Exhibit B.

b.	Licensee Acknowledgement. Licensee hereby acknowledges receipt of the notification in paragraph (a) of this Section 18 and understands that the purpose of such notification is to make Licensee, and any agents, employees, and contractors of Licensee, aware of the presence of ACMs and/or PACMs within or about the Property in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

/s/ JS Licensee’s Initials

c.

Acknowledgement from Contractors/Employees. Licensee shall give Licensor at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Property, and before soliciting bids from any person to perform such services. Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities. Thereafter, Licensee shall grant Licensor reasonable access to the Licensed Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities. Upon Licensor’s request, Licensee shall deliver to Licensor a copy of a signed

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acknowledgement from any contractor, agent, or employee of Licensee acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Property in the locations identified in Exhibit B prior to the commencement of such activities. Nothing in this Section 18 shall be deemed to expand Licensee’s rights under this Agreement.

(i)	Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii)	Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii)	Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

19. Substituted Licensed Premises. Notwithstanding anything to the contrary contained in this Agreement, Licensor shall have the right to substitute any Alternative Licensed Premises (as defined below) in place of the Licensed Premises in which case Licensee and the owner of the applicable Alternative Licensed Premises shall execute a license agreement on the same form as this Agreement for the license by Licensee of such Alternative Licensed Premises and this Agreement shall terminate concurrently therewith. The number of parking spaces provided for in Section 5 which Licensee shall entitled to use and the percentages provided for in Section 7 as Licensee Share of Operating Expenses in the new agreement shall be revised as necessary to reflect Licensee’s actual pro rata share at the applicable building and project based on the rentable square footage of the applicable Alternative Licensed Premises and the size of such building and project. As used herein, “Alternative Licensed Premises” shall mean premises in the aggregate consisting of approximately 12,000 rentable square feet which premises may be comprised of multiple spaces on more than one floor of (i) the building owned by an affiliate of Licensor at 9393 Towne Centre Drive, San Diego, California, or (ii) any other building in the San Diego area owned by Licensor or any affiliate of Licensor. The parties shall cooperate with one another to effectuate the intent of this Section 19 if Licensor elects to exercise its rights under this Section 19.

20. Termination Right. Notwithstanding anything to the contrary contained in this Agreement, Licensee shall have the right, by delivery of written notice to Licensor on or before November 1, 2011, to terminate this Agreement in which case this Agreement shall terminate as of the date of such notice and neither party shall have any further liabilities or obligations to the other party under this Agreement.

[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

LICENSOR:

ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

	By:	/s/ Eric S. Johnson
	Its:	Vice President Real Estate Legal Affairs

LICENSEE:

LIGAND PHARMACEUTICALS, INCORPORATED, a Delaware corporation

By:	/s/ John Sharp
Its:	Vice President, Finance and Chief Financial Officer

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EXHIBIT A

LICENSED PREMISES

GENERAL NOTES

1. ALL PARTITIONS TO BE TYPE (C) U.N.O.
2. REFER TO SHEET A500 FOR PARTITION TYPES AND DETAILS.

KEY NOTES

1. CARD READER AT FLOOR-1 STAIR-1 ENTRY.
2. PROVIDE NEW ROOF ACCESS. REFER TO RCP FOR NEW LOCATION.
3. SYSTEMS FURNITURE BY TENANT.
4. KOHLER K3314 SINGLE BASIN SINK WITH CHILLED FILTERED WATER, INSTA-HOT AND GARBAGE DISPOSAL. FAUCET TO BE KOHLER K6331.
5. ASKO ADA COMPLIANT DISHWASHER D-3112.
6. PROVIDE WATER LINES FOR REFRIGERATOR AND COFFEE MAKER.
7. KOHLER K2035 ADA COMPLIANT RESTROOM SINK. FINISH TBD. FAUCET TO BE KOHLER K15182.
8. METAL LOCKERS AND WALL HUNG FOLDING BENCH. PROVIDE BACKING AT BENCH AS REQUIRED.
9. FIBERGLASS SHOWER PAN ENCLOSURE AND FRP WALL PANELS. REFER TO ELEVATIONS A520 FOR EXTENT OF FINISHES.
10. FOLDING PARTITION ROOM DIVIDER TO BE HUFFCOR MODEL [illegible]

SYMBOLS & LEGEND

- EXISTING (E) PARTITION NON-RATED
- 1 HOUR PARTITION
- 2 HOUR PARTITION
- NEW (N) PARTITION NON-RATED
- WALL TYPES
- NON-LAB EQUIPMENT-REFER TO SPECIFICATIONS FOR ADDITIONAL INFORMATION

DGA planning | architecture | interiors

SECOND FLOOR TI
BRAIN CELLS INC.
3565 GENERAL ATOMICS COURT
SAN DIEGO, CA 92122

PROJECT

KEY PLAN

stamp

no. | description | date

scale:

job no:

SECOND FLOOR PLAN

sheet name:

A2.2.0

sheet no:

EXHIBIT B

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at 3565 General Atomics Court, San Diego, California (“Building”) in accordance with California Code of Regulations, title 8, section 1529 and Section 25915 et. seq. of the California Health and Safety Code.

Historically, asbestos was commonly used in building products used in the construction of buildings across the country. Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation. Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

ACMs were not identified in the materials sampled as part of an asbestos survey of the Building. However, roofing materials were not sampled and are considered presumed asbestos-containing materials or PACMs. The roofing materials were observed in good condition and may be managed in place.

Because ACMs and/or PACMs are present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”). The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building. The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs. Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices. ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled. This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities). If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases. However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers. In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at our office located at 4660 La Jolla Village Drive, Suite 725, San Diego, CA 92122.

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